Exhibit 99.2

News Release

Commercial Metals Company Announces Promotion of Barbara R. Smith

to Chief Operating Officer and Mary A. Lindsey to VP-Chief Financial Officer

Irving, TX — January 18, 2016 — Commercial Metals Company (NYSE: CMC) (the “Company”) headquartered in Irving, Texas, announced today that its Board of Directors has promoted Barbara R. Smith to the position of Chief Operating Officer and Mary A. Lindsey to the position of Vice President and Chief Financial Officer, both effective January 18, 2016.

Smith Promoted to COO

Ms. Smith has been the Company’s Senior Vice President and Chief Financial Officer since May 2011; in her new position she will continue to report to Joseph Alvarado, who remains the Chairman, President and Chief Executive Officer of the Company. As Chief Operating Officer, Ms. Smith will be responsible for the direction and coordination of CMC’s two operational divisions, the CMC Americas Division and the CMC International Division. Ms. Smith will continue to maintain her office at the Company’s headquarters in Irving, Texas.

Joseph Alvarado, the Company’s Chairman, President and Chief Executive Officer, stated, “The promotion of Barbara Smith is part of the Company’s long-term development and succession planning process, and we have every confidence in Barbara as she takes on the roles and responsibilities of Chief Operating Officer. Barbara has held many leadership roles in the metals industry since she began her career with Alcoa, Inc. in 1981, and her leadership has been excellent during her tenure as our Senior Vice President and Chief Financial Officer. I congratulate Barbara on her promotion.”

Prior to joining the Company, Ms. Smith served as Vice President and Chief Financial Officer of Gerdau Ameristeel Corporation, a mini-mill steel producer, since July 2007, after joining Gerdau Ameristeel as Treasurer in July 2006. From February 2005 to July 2006, she served as Senior Vice President and Chief Financial Officer of FARO Technologies, Inc., a developer and manufacturer of 3-D measurement and imaging systems. From 1981 to 2005, Ms. Smith was employed by Alcoa Inc., a producer of primary aluminum, fabricated aluminum and alumina, where she held various financial leadership positions including Vice President of Finance for Alcoa’s Aerospace, Automotive & Commercial Transportation Group, Vice President and Chief Financial Officer for Alcoa Fujikura Ltd. and Director of Internal Audit. Ms. Smith earned a degree in Accounting from Purdue University and is a Certified Public Accountant. Ms. Smith is a member of the Board of Directors of Minerals Technologies Inc.

Lindsey Promoted to VP-CFO

Ms. Lindsey joined the Company in September 2009 as Vice President-Tax, and she became the Vice President-Tax and Investor Relations in June 2015. As Vice President and Chief Financial Officer, Ms. Lindsey will have responsibility for all financial functions of the Company. In her new position, she will report to Joseph Alvarado.

Joseph Alvarado, the Company’s Chairman, President and Chief Executive Officer, stated, “I couldn’t be more pleased to have Mary step into this critical role. The wealth of experiences that she brings to the CFO role will be invaluable to CMC. Further, her promotion demonstrates CMC’s commitment to our employees, our management development process and our Guiding Principles, by providing an environment where employees have the opportunity for both personal and professional growth. I congratulate Mary on her new role, and I am confident that she will quickly pick up where Barbara has left off and continue to provide strong financial leadership to the Company.”

Prior to joining CMC, Ms. Lindsey served as Vice President Tax and Tax Counsel for Albany International Corp., a global advanced textiles and materials processing company, and from January 2005 to March 2006, Ms. Lindsey was an attorney at Baker and Hostetler, a national law firm. In addition, Ms. Lindsey served in various roles, including Vice President Tax and Tax Counsel, Legal Counsel responsible for global M&A and intellectual property, and General Manager of Corporate M&A, at The Timken Company from January 1985 to January 2005. Ms. Lindsey has a Bachelor of Arts in Russian, a Bachelor of Arts in Political Science and a J.D. in Law from State University of New York and an L.L.M. in Taxation from Case Western Reserve University.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

- (END)-

Media Contact:

Susan Gerber

972-308-5349